                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12


                            Uni-Invest (U.S.A.), Ltd.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                           UNI-INVEST (U.S.A.), LTD.
                  (Formerly known as CEDAR INCOME FUND, LTD.)
                            44 South Bayles Avenue
                        Port Washington, New York 11050


                          -------------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 26, 2000


To the Stockholders of UNI-INVEST (U.S.A.), LTD.
(Formerly known as CEDAR INCOME FUND, LTD.)

     The 2000 Annual Meeting of Stockholders of Uni-Invest (U.S.A.), Ltd., a Maryland corporation (the "Company"), will be held at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038, on June 26, 2000, at 4:00 p.m., local time, for the following purposes:

     1. To elect one Class I Director, two Class II Directors and one Class III Director;

     2. To approve the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; and

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on May 15, 2000, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. YOU ARE URGED TO SIGN, DATE AND OTHERWISE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY CARD.



                                              By Order of the Board of
                                              Directors


                                              Leo S. Ullman
                                              President


Port Washington, New York
May 19, 2000

                           UNI-INVEST (U.S.A.), LTD.
                            44 SOUTH BAYLES AVENUE
                        PORT WASHINGTON, NEW YORK 11050

                            -----------------------
                                PROXY STATEMENT
                           -----------------------

     The accompanying Proxy is solicited by the Board of Directors of Uni-Invest (U.S.A.), Ltd., a Maryland corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting") to be held on June 26, 2000, at 4:00 p.m., local time, or any adjournment thereof, at which stockholders of record at the close of business on May 15, 2000 shall be entitled to vote. The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its directors, officers and others to solicit proxies, personally or by telephone; arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services.

     Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if a stockholder is present at the Meeting, he may elect to revoke his proxy and vote his shares personally.

     There is being mailed herewith to each stockholder of record the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1999. The date of this Proxy Statement is the approximate date on which this Proxy Statement and form of Proxy were first sent or given to stockholders.

     On May 15, 2000, the Company had outstanding and entitled to vote with respect to all matters to be acted upon at the meeting 942,651 shares of Common Stock, $.01 par value per share ("Common Stock"). Each holder of Common Stock is entitled to one vote for each share of stock held by such holder. The presence of holders representing a majority of all the votes entitled to be cast at the meeting will constitute a quorum at the meeting. In accordance with Maryland law, abstentions, but not broker non-votes, are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The proposals to elect four Directors and to approve the appointment of the independent auditors for 2000 require the affirmative vote of a majority of the shares voted on each such proposal in order to pass. Abstentions and broker non-votes are not counted in determining the votes cast with respect to any of the matters submitted to a vote of stockholders.

     It is expected that the following business will be considered at the Meeting and action taken thereon.

                            1. ELECTION OF DIRECTORS

     Pursuant to the By-Laws of the Company, the Board of Directors of the Company is currently comprised of six members who are divided into three classes serving staggered three-year terms of office. It is proposed to elect at this Meeting (i) one Class I Director to hold office for a two-year term until the 2002 Annual Meeting of Stockholders and until his successor is duly elected and qualifies, (ii) two Class II Directors to hold office for a three-year term until the 2003 Annual Meeting of Stockholders and until the successors are duly elected and qualify and (iii) one Class III Director to hold office for a one year term until the 2001 Annual Meeting of Stockholders and until his successor is duly elected and qualifies. Richard Homburg and Louis Ph. Marcus are nominated as Class I and Class III Directors, respectively, pursuant to the provisions of the Subscription Agreement described below. Remaining Class III and Class I Directors will be elected at the Annual Meetings to be held in 2001 and 2002, respectively, for three-year terms, and until their respective successors are duly elected and qualify. It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is presently a Director of the Company. If some unexpected occurrence should make necessary, in the Board of Directors' judgment, the substitution of some other person or persons for any of the nominees, shares will be voted for such other person or persons as the Board of Directors may select. The Board of Directors is not aware that any nominee may be unable or unwilling to serve as a Director. The following table sets forth certain information with respect to the nominees and also with respect to each Director whose term of office will continue after this Meeting.

                             NOMINEES FOR ELECTION



                                                                                              TERM OF      SERVED
                                                                                               OFFICE       AS A
                                                        PRINCIPAL OCCUPATION                    WILL      DIRECTOR
              NAME                 AGE                   AND POSITIONS HELD                    EXPIRE      SINCE
-------------------------------   -----   ------------------------------------------------   ---------   ---------
Richard Homburg ...............    50     Mr. Homburg is the Founder, President and            2002        1999
                                          Chairman of the Homburg Uni-Corp Group, a
                                          real estate enterprise with offices in the U.S.
                                          (Colorado) and Canada (Nova Scotia, New
                                          Brunswick and Alberta). Since 1991, he has
                                          been the Chief Executive Officer of Uni-Invest
                                          N.V. a publicly-traded real estate fund
                                          organized in the Netherlands and listed on the
                                          Amsterdam Stock Exchange. Mr. Homburg is
                                          experienced in real estate development, sales,
                                          leasing, management, financing, insurance,
                                          venture capital, joint ventures, asset
                                          management, merchant banking and retail
                                          merchandising and manufacturing throughout
                                          Europe, North America and Asia. Mr.
                                          Homburg was elected Chairman of the Board
                                          of Directors in November 1999.
Louis Ph. Marcus ..............    53     Mr. Marcus received business and engineering         2001        1999
                                          degrees from Rijksuniversiteit Groningen, the
                                          Netherlands. Mr. Marcus is Chief Executive
                                          Officer of Homburg Uni-Corp Group. Mr.
                                          Marcus has 24 years of management/
                                          experience at (publicly-traded) companies in
                                          Europe. He is a former Co-President of
                                          Metabouw, a Netherlands real estate
                                          construction company and President/Board
                                          Member of several entities within the
                                          Homburg Uni-Corp Group, including
                                          Uni-Invest Holdings (U.S.A.) B.V. Mr. Marcus
                                          was elected a Director and Treasurer of the
                                          Company in November 1999.
J.A.M.H. der Kinderen .........    59     From 1984 through 1994, Mr. der Kinderen             2003        1998
                                          was Director of Investments of Rabobank
                                          Pension Fund. Mr. der Kinderen has been or
                                          is Chairman of the Board of the following
                                          entities: Noro America Real Estate B.V.
                                          (1995-present); Noro Amerika Vast Goed B.V.
                                          (1985-present); Mass Mutual Pierson (M.M.P.)
                                          (1988-1997); and, since 1996, a director of
                                          Warner Building Corporation, a real estate
                                          investment trust.

Everett B. Miller, III...  52     Mr. Miller is currently Senior Vice President      2003        1998
                                  and Chief Executive Officer of Commonfund
                                  Realty, Inc., a regulated investment advisor.
                                  Prior to that, starting in March 1997, Mr.
                                  Miller was the Senior Vice President and
                                  Chief Executive Officer of two finite REITs,
                                  Endowment Realty Investors and Endowment
                                  Realty Investors II. From January 1995
                                  through March 1997, Mr. Miller was the
                                  Principal Investment Officer for Real Estate
                                  and Alternative Investment at the Office of the
                                  Treasurer of the State of Connecticut. Prior to
                                  that, Mr. Miller was employed for twenty
                                  years at Travelers Realty Investment Co., at
                                  which his last position was Senior Vice
                                  President.

                      DIRECTORS WHOSE TERM OF OFFICE WILL
                            CONTINUE AFTER MEETING

                                                                                    TERM OF      SERVED
                                                                                     OFFICE       AS A
                                               PRINCIPAL OCCUPATION                   WILL      DIRECTOR
          NAME             AGE                  AND POSITIONS HELD                   EXPIRE      SINCE
------------------------- -----   ----------------------------------------------   ---------   ---------
Leo S. Ullman ...........  60     Mr. Ullman is President of the Company and         2001        1998
                                  has been President of SKR Management
                                  Corp., an affiliate of the Company, since
                                  1994; Chairman of Brentway Management
                                  LLC, which provides property management
                                  and leasing services to the Company, since
                                  1994; and President of Cedar Bay Realty
                                  Advisors, Inc., which provides administrative
                                  and advisory services to the Company, since
                                  its formation in January 1998. From 1992
                                  through 1995, Mr. Ullman was President of
                                  API Management Services Corp. and API
                                  Asset Management, Inc. Mr. Ullman has been
                                  involved in real estate property and asset
                                  management for approximately twenty years.
                                  Mr. Ullman has been a member of the New
                                  York Bar since 1966. From 1993 until the end
                                  of 1998, Mr. Ullman served as "of counsel" to
                                  the New York office of the law firm Schnader
                                  Harrison Segal & Lewis, LLP. Mr. Ullman
                                  was Chairman of the Board of the Company
                                  from April 1998 until November 1999, when
                                  Mr. Homburg was elected Chairman.

Brenda J. Walker .........    47    Ms. Walker has been Vice President of the        2001        1998
                                    Company since 1998 and has been Vice
                                    President of SKR Management Corp. since
                                    1994; President of Brentway Management
                                    LLC since 1994; and Vice President of API
                                    Management Services Corp. and API Asset
                                    Management, Inc. from 1992 through 1995.
                                    Ms. Walker has been involved in real estate
                                    property and asset management for
                                    approximately twenty years. Ms. Walker was
                                    Treasurer of the Company from April 1998
                                    until November 1999, when Mr. Marcus was
                                    elected Treasurer.

The Board of Directors and Committees of the Board

     The powers of the Company are exercised by, or under authority of, and its business and affairs are managed under the direction of, the Board of Directors. In carrying out its responsibilities, the Board of Directors established an Audit Committee, the current members of which are Messrs. der Kinderen and Miller. Ms. Walker will join the Audit Committee as of June 14, 2000. The principal functions of the Audit Committee include recommending to the Board of Directors the selection of the independent auditors; consulting with the independent auditors with respect to matters of interest to the Audit Committee; approving the type, scope and costs of services to be performed by the independent auditors; and reviewing the work of those persons responsible for the Company's day-to-day compliance with accounting principles, financial disclosure, income tax laws, internal controls and recordkeeping requirements. The Board of Directors does not have standing nominating or compensation committees. Special committees of the Board may be appointed from time to time to consider and address specific matters of interest to the Board. During 1999 the Board of Directors held four face-to-face meetings and one telephone conference. The Audit Committee did not hold any meetings. Each Director attended at least 75% of the combined number of meetings of the Board of Directors and of the committees on which he or she served, except for Ms. Walker who attended 60% (she was unavailable for the telephone conference).

Compensation of Directors and Executive Officers

     The officers and Directors of the Company who are also affiliated with Cedar Bay Company ("CBC") and Uni-Invest Holdings (U.S.A.) B.V. do not receive any remuneration for their services to the Company other than reimbursement of travel and other expenses incurred in connection with their duties. During 1999, Directors not affiliated with CBC and Uni-Invest Holdings (U.S.A.) B.V., Mr. Miller, Mr. Wurm, Mr. Fichtenholz and Mr. der Kinderen, received an annual fee of $5,000 plus $750 for each board meeting attended.

CERTAIN AGREEMENTS AND BUSINESS RELATIONSHIPS

     The Company operates as a real estate investment trust ("REIT"). Pursuant to certain transactions effected in June 1998, the Company reorganized itself into an "umbrella partnership REIT" through the contribution of substantially all of its assets into a limited partnership (the "Operating Partnership") in exchange for the sole general partner interest and all 2,245,411 limited partnership interests ("Units") of the Operating Partnership. Immediately after such assignment, CBC exchanged 1,703,300 shares of Common Stock for 1,703,300 Units owned by the Company. The shares of Common Stock were cancelled upon their exchange by CBC. Following these transactions, substantially all of the Company's assets consisted of the controlling general partner interest of the Operating Partnership and approximately 24% of the Units; substantially all of CBC's assets consisted of 189,737 shares of Common Stock, approximately 35% of the issued and then outstanding shares of Common Stock, and approximately 76% of the Units.

     As of November 5, 1999, a Subscription Agreement was entered into by and between the Company and Uni-Invest Holdings (U.S.A.) B.V., pursuant to which Uni-Invest Holdings (U.S.A.) B.V. acquired on or about November 15, 1999, through a private placement, 150,000 shares of Common Stock of the Company at $4.50 per share (which price as of such date of issue was higher than the quoted price for such shares on the NASDAQ). As a result of such placement and the other private placements of an additional 250,000 shares of

Common Stock, as of November 15, 1999, Uni-Invest Holdings (U.S.A.) B.V. owned approximately 16% of the Common Stock of the Company. CBC's Common Stock ownership was correspondingly reduced from approximately 35% to approximately 20%. Also in accordance with the agreement, and pursuant to Board of Directors' approval and shareholders' approval at a special meeting held on February 24, 2000, the Company changed its name to "Uni-Invest (U.S.A.), Ltd." effective as of February 29, 2000. The name of the Operating Partnership was correspondingly changed to "Uni-Invest (U.S.A.) Partnership, L.P." as of February 29, 2000.

     At a Board meeting held on November 18, 1999 the following persons were elected to the positions respectively set forth below:

                Richard Homburg                  Chairman of the Board
                Louis Ph. Marcus                 Treasurer
                Lawrence W. Freeman, Esq.        Assistant Secretary

     In addition, the Company, Uni-Invest Holdings (U.S.A) B.V. and CBC entered into a Stockholders' Agreement effective as of the issuance of stock pursuant to the Subscription Agreement, wherein Uni-Invest Holdings (U.S.A.) B.V. and CBC agreed, among other things, to hold their shares for a period of not less than five years and setting forth certain provisions for the orderly sale or other disposition of shares under certain circumstances, and also to provide certain other arrangements common to such stockholders' agreements, including but not limited to subscriber's representations and warranties to the effect that (i) the shares are being acquired for the subscriber's own account, (ii) the subscriber is an "accredited investor" within the meaning of Rule 501(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and (iii) the subscriber has had access to all documents and information requested. Further, the subscriber acknowledges that the shares have not been registered under the Securities Act. Pursuant to the Subscription Agreement, the parties also agree to vote their shares in favor of a slate of directors pursuant to which each of the respective parties would designate two persons for election as directors of a board of directors which would also include not less than three outside directors.

     The Stockholders' Agreement also calls for the creation by the Board of Directors, as reconstituted, of an Executive Committee of the Board, the members of which would be Richard Homburg and Leo S. Ullman.

     Further, the Subscription Agreement, provides for the transfer of 50% of the stock of Cedar Bay Realty Advisors, Inc. ("CBRA") to an affiliate of Uni-Invest Holdings (U.S.A.) B.V. and the participation by such affiliate of Uni-Invest Holdings (U.S.A.) B.V. generally in any increase in income of CBRA attributable to growth of advisory fees arising from services rendered to the Company and to the Operating Partnership.

     The Subscription Agreement also provides for an affiliate of Uni-Invest Holdings (U.S.A.) B.V. to acquire, without additional consideration, a 50% interest in each of SKR Management Corp. and Brentway Management LLC, which companies shall be merged, or otherwise acquired by CBRA. Further, the Subscription Agreement provides for Uni-Invest Holdings (U.S.A.) B.V. to succeed HVB Capital Markets, Inc. ("HVB") as financial advisor to the Company, after the expiration or other termination of the then-existing agreement with HVB Capital Markets, Inc. (the "HVB Agreement"). HVB agreed to terminate the HVB Agreement effective as of December 31, 1999.

     Uni-Invest Holdings (U.S.A) B.V. and Leo S. Ullman have entered into a Stockholders' Agreement with respect to ownership of CBRA. That Agreement, in general, also provides for a five year holding period, agreement among the parties to change the name of CBRA to "Homburg/API Realty Advisors, Inc." and other provisions common to such stockholder agreements, including but not limited to agreement among the parties to vote their respective shares for a board of directors of which both Leo Ullman and Richard Homburg would be members.

     The Subscription Agreement also calls for the guarantee by Uni-Invest Holdings (U.S.A.) B.V. of the funding on or before May 15, 2000 of $7.5 million in exchange for shares of the Company and/or Units in the Operating Partnership at $4.50 per share/ Unit. The proceeds of such contribution, together with $7.5 million to be raised by the Company from other private placements of shares of stock or Units, from refinancing of its existing properties and/or the sale of its interests in one or more of the existing properties, would be used to purchase three anchored strip shopping centers aggregating more than 700,000 square feet, substantially fully leased with many creditworthy tenants, in Harrisburg (The Point Shopping Center), Lancaster (Golden Triangle Shopping Center) and Philadelphia (Red Lion Shopping Center), Pennsylvania from CBC or entities affiliated therewith. The aggregate purchase price for the three properties at $15 million plus closing adjustments, where applicable, above existing first mortgage liabilities estimated at approximately $37 million at this time, is subject to third-party appraisals and "fairness" opinions by a reputable independent investment banking firm. The purchase agreements to reflect the foregoing were executed by the parties as of April 28, 2000.

     It has also been agreed that CBC or its affiliates will contribute to the Operating Partnership upon sale of the three Pennsylvania Shopping Center Properties described above, $2.5 million in cash in exchange for certain Units with certain priority payments at 8%.

     The Company has agreed to pay a fee to an affiliate of Uni-Invest Holdings (U.S.A.) B.V. in the amount of 5% of the $7.5 million for which Uni-Invest Holdings (U.S.A.) B.V. guaranteed the placement, if, in fact, such placement is funded. The fee would be payable in shares of Uni-Invest (U.S.A.), Ltd. or Operating Partnership units of Uni-Invest (U.S.A.) Partnership, L.P. at $4.50 per share/unit. Further, in the event of funding by CBC or its affiliate(s) of $2.5 million in cash in exchange for certain units, as described above, CBC or its affiliate(s) will receive a fee equal to 5% of such funded placement also payable in shares of Uni-Invest (U.S.A.), Ltd. or Operating Partnership units in Uni-Invest (U.S.A.) Partnership, L.P. at $4.50 per share/unit.

     Finally, the Company will receive an option to acquire a majority ownership interest in a certain shopping center property of approximately 620,000 square feet and adjacent land in Pleasantville, New Jersey, subject to certain contingencies.

     The sale of the three shopping centers described above was originally subject to a closing on or before May 15, 2000 and is subject to agreement on closing adjustments, due diligence reviews, and consents, where applicable, of lenders and partners. Due diligence reviews have been satisfactorily completed and all lender approvals have been obtained. However, certain required documentation, including mortgage assumption agreements, legal opinions, fairness opinions and the like, has not been completed. Therefore, the shopping center purchase agreements have been amended to extend the closing date to a date on or before June 9, 2000.

     There can be no assurances that the closing of these transactions will in fact be concluded. In the event that the funding by Uni-Invest Holdings (U.S.A.) B.V. does not occur, the Company has the right to unwind the entire transaction with Uni-Invest Holdings (U.S.A.) B.V., subject to certain conditions, including but not limited to, the Company's option to repurchase Uni-Invest Holdings (U.S.A.) B.V.'s Common Stock and change the name of the Company and the Operating Partnership to eliminate the Uni-Invest name, to remove Richard Homburg and Louis Marcus as directors and Chairman of the Board and Treasurer, respectively, and to remove Lawrence Freeman as Assistant Secretary.

     On April 3, 2000 the Company initiated the "buy-sell" provision in its tenancy-in-common agreement with Life Investors Insurance Company of America ("Life Investors"), an affiliate of the Company's former management company and advisor relative to Germantown Square, a 74,267 square foot retail property in which the company had held a 50% undivided interest. Life Investors notified the Company as of April 28, 2000 that Life Investors elected to buy the Company's 50% undivided interest in Germantown Square for $3,000,000. The closing of the sale occured May 11, 2000 and the Company has invested the net proceeds in qualifying money market instruments pending the closing of the purchase of the properties described above.

     The Company has retained a national real estate brokerage company to offer the Jacksonville, Florida (Southpoint) office facility for sale to a qualified purchaser at a price exceeding book value. Further, the Company applied for and received a commitment for a $10 million line of credit from a national commercial bank secured by first mortgage liens on properties of the Operating Partnership. The Company closed on the line of credit on May 10, 2000. The first drawdown was used to payoff the then existing first mortgage on the Company's Utah property. Such first drawdown was in the amount of $1,515,644.08 which included $1,358,789.39 payable to the Utah first mortgagee, legal fees for the bank and the Company, title charges and the bank's quarterly administrative fee. The sale of Southpoint will not be concluded prior to June 9, 2000. Therefore, the company will use proceeds of drawdowns under the commercial bank line of credit, the proceeds of the sale of Germantown Square, deposits of cash held by the Company and the Operating Partnership and $2.5 million to be contributed by CBC, as described above to meet the $7.5 million (plus closing costs, if any) required of the Company pursuant to the Subscription Agreement.

     CBRA has agreed to defer until termination of its services as investment advisor to the Company, any acquisition/disposition fees to which it would otherwise be entitled with respect to the acquisition by the Company or the Operating Partnership of interests in the properties from CBC or its affiliates and the disposal of the Company's 50% undivided interest in Germantown Square described above.

     Uni-Invest Holdings (U.S.A) B.V. is a private company organized and existing under the laws of the Netherlands. Its stock is owned primarily by or for the benefit of Richard Homburg and members of his family.

     CBC is a New York general partnership. The Point Associates, L.P. a Pennsylvania limited partnership, and Triangle Center Associates, L.P. a Pennsylvania limited partnership, were the sole partners of CBC during 1998. The general partner of The Point Associates, L.P. is Selbridge Corp., a Delaware corporation. The general partner of Triangle Center Associates is Buttzville Corp., a Delaware corporation. Leo S. Ullman is the sole limited partner in each of The Point Associates, L.P. and Triangle Center Associates, L.P. and is an executive officer and a director of each of Selbridge Corp. and Buttzville Corp. During March and April 1999 The Point Associates, L.P. and Triangle Center Associates, L.P., respectively, transferred their interests in CBC to TPA Ownership L.L.C. ("TPA") resulting in TPA temporarily being sole partner of CBC. Hicks Management Corp. ("Hicks"), Ledford Corp. ("Ledford"), and Thomsville Corp. ("Thomsville") were equal members in TPA. Leo S. Ullman is an executive officer and a director of each of the aforementioned members of TPA. Effective December 31, 1999 TPA was dissolved and all of the member interests were assigned to Hicks, Ledford, and Thomsville, as general partnership interests, in equal one-third portions. Immediately following and also effective December 31, 1999, each of the aforementioned general partners transferred its one-third general partnership interests to Duncomb Corp., Lindsay Management Corp. and Hicks Corp. The transfer resulted in Duncomb Corp. having a 55% interest; Lindsay Management Corp. a 40% interest; and Hicks Corp., a 5% interest. Mr. Ullman is an executive officer and a director in Duncomb Corp., Lindsay Management Corp. and Hicks Corp.

Administrative and Advisory Services

     The Company does not have any employees and has contracted with Cedar Bay Realty Advisors, Inc., a New York corporation ("CBRA") to provide administrative, advisory, acquisition and divestiture services to the Company pursuant to an Administrative and Advisory Agreement (the "Advisory Agreement") entered into in April 1998. CBRA is wholly-owned by Mr. Ullman. Mr. Ullman is President and a director of, and Brenda J. Walker is Vice President of, CBRA. The term of the Advisory Agreement is for one (1) year and is automatically renewed annually for an additional year subject to the right of either party to cancel the Advisory Agreement upon 60 days' written notice.

     Under the Advisory Agreement, CBRA is obligated to: (a) provide office space and equipment, personnel and general office services necessary to conduct the day-to-day operations of the Company; (b) select and conduct relations with accountants, attorneys, brokers, banks and other lenders, and such other parties as may be considered necessary in connection with the Company's business and investment activities, including, but not limited to, obtaining services required in the acquisition, management and disposition of investments, collection and disbursement of funds, payment of debts and fulfillment of obligations of the Company, and prosecuting, handling and settling any claims of the Company; (c) provide property acquisition and disposition services, research, economic and statistical data, and investment and financial advice to the Company; and (d) maintain appropriate legal, financial, tax, accounting and general business records of activities of the Company and render appropriate periodic reports to the Directors and stockholders of the Company and to regulatory agencies, including the Internal Revenue Service, the Securities and Exchange Commission, and similar state agencies.

     CBRA receives fees for its administrative and advisory services as follows: (a) a monthly administrative and advisory fee equal to 1/12 of 3/4 of 1% of the estimated current value of real estate assets of the Company, plus 1/12 of 1/4 of 1% of the estimated current value of all other assets of the Company; (b) an acquisition fee equal to 5% of the gross purchase price (before expenses and without deducting indebtedness assumed) of any real property acquired during the term of the Advisory Agreement; provided that the total of all such acquisition fees plus acquisition expenses in connection with the purchase of any real property shall be reasonable and shall not exceed 6% of the amount paid or allocated to the purchase, development, construction or improvement of a property, exclusive of acquisition fees and acquisition expenses; and (c) a disposition fee equal to 3% of the gross sales price (before expenses but without deducting any indebtedness against the property) of any real property disposed of during the term of the Advisory Agreement; provided that no disposition fee shall be paid unless and until the stockholders have received certain distributions from the Company. In addition, CBRA may receive one-half of the brokerage commission on such a disposition but only up to 3% of the price actually paid for the property, subject to certain limitations. Furthermore, if the Advisory Agreement is terminated prior to the liquidation of the Company, CBRA will be entitled to payment of disposition fees based on the ratio of the number of years the Advisory Agreement was operative to the number of years from the date the Advisory Agreement was entered into that such fee became payable. The Company paid $97,872 to CBRA in administrative fees for 1999. No incentive, acquisition or disposition fees were paid in 1999.

Management Services

     Brentway Management LLC, a New York limited liability company ("Brentway") provides property management and leasing services to the Company's real property pursuant to a Management Agreement (the "Management Agreement") entered into in April 1998. Brentway is owned by Mr. Ullman and Ms. Walker, who are also Chairman and President of Brentway, respectively. The term of the Management Agreement is for one (1) year and is automatically renewed annually for an additional year subject to the right of either party to cancel the Management Agreement upon 60 days' prior written notice. Under the Management Agreement, Brentway is obligated to provide property management services, which include leasing and collection of rent, maintenance of books and records, establishment of bank accounts and payment of expenses, maintenance and operation of property, reporting and accounting to the Company regarding property operations, and maintenance of insurance. All of the duties of Brentway are to be fulfilled at the Company's expense; provided, however, that the Company is not required to reimburse Brentway for personnel expenses other than for on-site personnel at the properties managed. Brentway receives fees for its property management services as follows: a monthly management fee equal to 5% of the gross income from properties managed and leasing fees of up to 6% of the rent to be paid during the term of the lease procured. Brentway has subcontracted with various local management companies for site management and leasing services. Brentway was paid $50,683 in property management fees in 1999.

Financial Advisory Agreement

     In June 1998, the Company entered into a Financial Advisory Agreement (the "HVB Agreement") with HVB Capital Markets Inc., as successor to B.V. Capital Markets, Inc. ("HVB"), pursuant to which HVB agreed to perform the following services as financial advisor to the Company: (a) advise on acquisition financing and/or lines of credit for future acquisitions; (b) advise on acquisitions of United States real property interests and the consideration to be paid therefor; (c) advise on private placements of the shares of the Company; (d) assist the Board of Directors in developing suitable investment parameters for the Company; (e) develop and maintain contacts on behalf of the Company with institutions with substantial interests in real estate and capital markets; (f) advise the Board with respect to additional private or public offerings of equity securities of the Company; (g) review certain financial policy matters with consultants, accountants, lenders, attorneys and other agents of the Company; and (h) prepare periodic reports of its performance of the foregoing services. As compensation for the foregoing services, the Company was required to pay HVB, (i) .25% of the Company's net asset value, less any indebtedness affecting such net value, but in any event, not less than $100,000 per year; (ii) a one-time payment of 1.5% of 90% of the agreed value of properties contributed to the Company or its affiliates by persons introduced to the Company by HVB; and (iii) upon the Company becoming self-administered, a one-time payment equal to five times the annual fee income attributable to fee receipts from clients or contacts of HVB that have contributed property to the Company. The term of the HVB Agreement was for a period of one (1) year and was automatically renewed for an additional year subject to the right of either party to cancel at the end of any year upon 60 days' written notice. Mr. Jean-Bernard Wurm, a Director of the Company from April 1998 until December 31, 1999, when he resigned, is a director of HVB. HVB was paid for financial advisory services in 1999. HVB agreed to terminate the HVB Agreement effective as of December 31, 1999.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The following line graph sets forth for the period January 1, 1995 through December 31, 1999, a comparison of the percentage change in the cumulative total stockholder return on the Company's Common Stock compared to the cumulative total return of the Standard & Poor's ("S&P") Stock Index; and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts ("NAREIT"), the NAREIT Equity REIT Total Return Index.

     The graph assumes that the shares of the Company's Common Stock were bought at the price of $100.00 per share and that the value of the investment in each of the Company's Common Stock and the indices was $100 at the beginning of the period. The graph further assumes the reinvestment of dividends.

     The stock price performance shown on the graph below is not necessarily indicative of future price performance.



                               [GRAPHIC OMITTED]




                                 Base                             INDEXED RETURNS
                                Period                              Years Ending
Company/Index                   Dec94          Dec95           Dec96          Dec97         Dec98         Dec99
---------------------------------------------------------------------------------------------------------------
UNI-INVEST U.S.A., LTD           100           117.17          137.43         225.92       223.05        233.06
S&P 500 INDEX                    100           137.58          169.17         225.60       290.08        351.12
NAREIT                           100           118.31          160.61         190.90       154.97        144.93




SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to each person and group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock as of May 15, 2000. Each such owner has sole voting and investment powers with respect to the shares of Common Stock owned by it.



                                                  Number of Shares
               Name and Address                  Beneficially Owned     Percent of Class
---------------------------------------------   --------------------   -----------------
Cedar Bay Company (1) .......................        1,893,037                72%
c/o SKR Management Corp.
44 South Bayles Avenue
Port Washington, NY 11050

Uni-Invest Holdings (U.S.A) B.V.(2) .........          150,000                16%
Stadhouderskade 1
1054 E S Amsterdam
The Netherlands

     The following table sets forth the number of shares of Common Stock beneficially owned as of May 15, 2000 by each Director and officer and by all Directors and officers as a group (7 persons).

                                                          Amount and Nature
Name                                                   of Beneficial Ownership     Percent of Class
---------------------------------------------------   -------------------------   -----------------
Leo S. Ullman (3) .................................           1,893,037             72%
J.A.M.H. der Kinderen .............................                 200              *
Everett B. Miller III .............................                 200              *
Brenda J. Walker ..................................                 200              *
Stuart H. Widowski ................................                 200              *
Louis Ph. Marcus ..................................
Richard Homburg (4) ...............................             150,000             16%
Directors and Officers as a group (7 persons) .....           2,043,837           77.3%

All of the shares of Common Stock and all of the Units held by CBC were pledged to its share loan lender as of the closing date of the April 1998 tender offer, at which time CBC became the largest shareholder in the Company. CBC paid-off the share loan in full as of December 23, 1999, thus eliminating any restrictions on CBC's interests.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     The Company believes that during 1999 all of its officers, Directors and holders of more than 10% of its Common Stock complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934. In making this disclosure, the Company has relied solely on written representations of its Directors, officers and more than 10% holders and on copies of reports that have been filed with the Securities and Exchange Commission.

OPTIONS GRANTED

     No options have been granted under the Company's 1998 Stock Option Plan.


                    2. APPOINTMENT OF INDEPENDENT AUDITORS


     The Board of Directors of the Company has selected Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2000. A representative of Ernst & Young LLP is expected to be present at the meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions. Ernst & Young LLP acted as the Company's auditors in 1999.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S AUDITORS.


                               3. OTHER MATTERS

STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received by the Company on or prior to January 20, 2001 to be eligible for inclusion in the Company's Proxy Statement and form of Proxy to be used in connection with such meeting.

------------
*   Such holdings represent less than one percent of the outstanding shares.

(1) Represents 189,737 shares of Common Stock and 1,703,300 Units convertible into shares of Common Stock.
(2) Such Shares of Common Stock are deemed equally owned by Richard Homburg and three family members.
(3) Mr. Ullman may be deemed to be the beneficial owner of all the shares of Common Stock and Units owned by Cedar Bay Company. Mr. Ullman disclaims beneficial ownership of such securities.
(4) Mr. Homburg may be deemed to be the beneficial owner of 150,000 shares owned by Uni-Invest Holdings (U.S.A.) B.V. Mr. Homburg disclaims beneficial ownership of more than 37,500 shares.

OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.




                                          Leo S. Ullman
                                          President

Dated: May 19, 2000

                           UNI-INVEST (U.S.A.), LTD.
              2000 Annual Meeting of Stockholders - June 26, 2000
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


P The undersigned stockholder of Uni-Invest (U.S.A.), Ltd., a Maryland corporation, hereby appoints Leo S. Ullman and Brenda J. Walker and each
R of them the proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held
O at 4:00 p.m. on June 26, 2000, and at any adjournment or adjournments thereof (the "Meeting"), with all the power which the undersigned would
X have if personally present, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the proxy statement
Y for the Meeting and instructs the proxies to vote as directed on the reverse side.


       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                       SEE REVERSE
                                                       SIDE

                                  DETACH HERE
Please mark /X/ vote as in this example

         THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED BELOW, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

1.  To elect 4 nominees for Directors:
    Nominees: Richard Homburg, Louis Ph. Marcus, J.A.M.H. der Kinderen, Everett
              B. Miller III

    FOR / /    WITHHELD / /

/ /________________________________
   For all nominees except as noted
   above


FOR / / AGAINST // ABSTAIN / /

2. To ratify the appointment
   of Ernst & Young LLP as
   independent auditors for the fiscal
   year ending December 31, 2000.

3. With discretionary authority upon such other matters as may properly come before the Meeting.


                                   MARK HERE                    MARK HERE
                                 FOR ADDRESS / /              IF YOU PLAN / /
                                  CHANGE AND                    TO ATTEND
                                 NOTE AT LEFT                 THE MEETING


                                 Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, trustee or guardian, please give your full title.


Signature                  Date           Signature                  Date
         ----------------      ---------           ------------------     -----